INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statement No.333-47450 of The Boeing Company on Form S-8 of our report dated September 5, 2003, appearing in this Annual Report on Form 11-K of The Boeing Satellite Systems Voluntary Savings Plan For Bargained Employees for the period from January 1, 2003 through April 4, 2003.

/s/    Deloitte & Touche LLP

Seattle, Washington

September 25, 2003